As filed with the Securities and Exchange Commission on July 20, 2007.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

GEOKINETICS INC.

(Exact name of registrant as specified in its charter)

Delaware	94-1690082
(State of incorporation)	(IRS Employer Identification No.)

One Riverway, Suite 2100
Houston, Texas 77056
(713) 850-7600
(Address of registrant’s principal executive offices)

GEOKINETICS INC. 2007 STOCK AWARDS PLAN
(Full title of the plan)

Scott A. McCurdy
Vice President and Chief Financial Officer
GEOKINETICS INC.
One Riverway, Suite 2100
Houston, Texas 77056
(713) 850-7600
(Name and address of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee

Common Stock, $.01 par value per share	750,000 shares	$27.40	$20,550,000	$630.89

(1)                                  Estimated pursuant to Rule 457(h) of the rules and regulations under the Securities Act of 1933, as amended, solely for the purpose of calculating the amount of registration fee; based on the average high and low market price as reported by the American Stock Exchange on July 19, 2007.

PART I.                 INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).  Such documents are not required to be and are not filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II.                INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

Geokinetics Inc., a Delaware corporation (the “Registrant” or “Geokinetics”), hereby incorporates by reference into this Registration Statement the documents listed below.  In addition, all documents subsequently filed by Geokinetics pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents:

(a)           Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed April 2, 2007;

(b)           Quarterly Report on Form 10-Q for the three month period ended March 31, 2007, filed May 9, 2007;

(c)           Registration Statement on Form 8-A, filed May 10, 2007;

(d)           Current Report on Form 8-K filed May 17, 2007 reporting entry into an underwriting agreement, first quarter financial results, notice of redemption of notes, listing on the American Stock Exchange, and an amendment to the Geokinetics bylaws;

(e)           Current Report on Form 8-K filed June 1, 2007 reporting entry into a loan agreement and departure of an officer;

(f)            Proxy Statement, and accompanying Notice of 2007 Annual Meeting of Stockholders, filed June 4, 2007, for purposes of soliciting stockholder votes on the election of directors; adoption of the Geokinetics’ 2007 Stock Awards Plan; approval of the appointment of UHY LLP as Geokinetics’ independent public accountants; and other business as may properly come before the meeting or any adjournment or postponement thereof; and

(g)           Current Report on Form 8-K filed June 20, 2007 reporting termination of an indenture agreement.

Item 4.    Description of Securities.

Geokinetics is authorized to issue 100,000,000 shares of common stock, par value $.01 (the “Common Stock”), of which 10,148,367 shares were issued and outstanding as of  July 11, 2007 and 2,500,000 shares of preferred stock, par value $10.00 (the “Preferred Stock”), of which 237,919 shares of Series B Preferred Stock, par value $10.00 (the “Series B Preferred Stock”), were issued and outstanding as of July 11, 2007.  The following description of Geokinetics’ capital stock is based on the description of the capital stock in the Geokinetics Certificate of Incorporation, as amended and currently in effect (the “Certificate of Incorporation”).

Common Stock

General

All issued and outstanding shares of Common Stock are fully paid and nonassessable.

Dividend Rights/Liquidation Rights

So long as any shares of the Series B Preferred Stock are outstanding, Geokinetics may not pay or declare any dividends on the Common Stock unless Geokinetics has paid, or at the same time pays or provides for the payment of, all accrued and unpaid dividends on the Series B Preferred Stock.

Voting Rights

The holders of Common Stock have full voting rights on all matters requiring stockholder action, with each share of Common Stock entitled to one vote.

Cumulative Voting

Holders of Common Stock are not entitled to cumulate votes in elections of directors.

Preemptive Rights

No holder of Common Stock has any preemptive right to subscribe to an additional issue of any stock or to any security convertible into such stock.

Preferred Stock

Geokinetics’ Certificate of Incorporation authorizes the issuance of 2,500,000 shares of Preferred Stock with such designations, rights and preferences as may be determined from time to time by the Geokinetics’ board of directors (the “Board”).   Accordingly, the Board is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, redemption, sinking fund, voting or other rights that could adversely affect the voting power or other rights of the holders of common stock. Geokinetics may issue some or all of the Preferred Stock to effect a business combination. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of Geokinetics.

Series B Preferred Stock

Dividend Rights

Each holder of Series B Preferred Stock is entitled to receive cumulative dividends at the rate of 8.0% per annum on the liquidation preference of $250.00 per share, compounded quarterly. At Geokinetics’ option, such dividends may be paid in additional shares of Series B Preferred Stock, instead of cash, on any dividend payment date through October 31, 2011. After such date, all dividends shall be paid in cash when, and if declared.

Liquidation Rights

Each holder of Series B Preferred Stock, in the event of Geokinetics’ liquidation, will be entitled to a preference over the holders of shares of Common Stock, equal to $250.00 per share, subject to certain adjustments, plus any accrued but unpaid dividends.

Redemption Rights

At any time after March 31, 2014, the holders of not less than a majority of the shares of Series B Preferred Stock then outstanding may require upon written notice to Geokinetics to redeem all of the outstanding shares of Series B Preferred Stock, in cash, at a price equal to $250.00 per share, plus any accrued but unpaid dividends (“Redemption Price”).

Conversion Rights

Each share of Series B Preferred Stock is initially convertible into ten shares of the Geokinetics Common Stock at the option of the holder. The number of shares of Common Stock into which each share of Series B Preferred Stock can be converted is subject to adjustment, from time to time, on the terms described in Geokinetics’ Certificate of Incorporation.

At Geokinetics’ option, each share of Series B Preferred Stock is convertible into shares of Common Stock, immediately upon the sale of Common Stock at a price per share yielding net proceeds to Geokinetics of not less then $35.00 per share in an underwritten public offering pursuant to an effective registration statement under the Securities Act, which provides net proceeds to Geokinetics and the selling stockholder, if any, of not less than $75,000,000.

Voting Rights

So long as at least 55,000 shares of Series B Preferred Stock are outstanding, the consent of the holders of a majority of Series B Preferred Stock will be required to, among other things, make any material change to Geokinetics’ Certificate of Incorporation or bylaws, declare a dividend on Geokinetics’ Common Stock, increase or decrease the size of the Board or enter into a business combination.

So long as at least 55,000 shares of Series B Preferred Stock are outstanding, the holders of the Series B Preferred Stock are entitled to nominate and elect one member of the Board at each regularly scheduled stockholders’ meeting which is called for the purpose of electing members of the Board.

Preemptive Rights

If Geokinetics authorizes the issuance and sale of additional shares of its Common Stock other than pursuant to an underwritten public offering registered under the Securities Act, or for non-cash consideration pursuant to a merger or consolidation approved by the Board, Geokinetics must first offer in writing to sell to each holder of Series B Preferred Stock an equivalent pro rata portion of the securities being issued.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware empowers the Registrant to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interest of the Registrant, and, with respect to any criminal action or proceeding, had not reasonable cause to believe his conduct was unlawful; except that, in the case of an action or suit by or in the right of the Registrant, no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that such person is fairly and reasonably entitled to indemnity for proper expenses.

Article 12 of Geokinetics’ Certificate of Incorporation provides as follows:

(1)           The corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgment, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(2)           The corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(3)           To the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in this Article, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

(4)           Any indemnification under parts (1) and (2) of this Article (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth herein.  Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (b) if such quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the stockholders.

(5)           Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the corporation as authorized in this Article.

(6)           The indemnification provided by this Article shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(7)           The corporation shall have power to purchase and maintain insurance on behalf of any person who is or was, a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Article.

(8)           For purposes of this Article, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

Article 6 of the Registrant’s Bylaws, provides, in substance, that any current or former directors, officers, employees and agents, or any person who served or is serving at the request of Geokinetics as a director, officer employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified to the fullest extent permitted by Section 145 of the General Corporation Law of Delaware.  In addition, the Bylaws provide that such indemnification shall not be deemed exclusive of any other rights to which such person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall inure to the benefit of the heirs, executors and administrators of such person.

Geokinetics maintains directors’ and officers’ liability and corporation reimbursement insurance for the benefit of the company and its directors and officers.  The policy provides coverage for certain amounts paid as indemnification pursuant to the provisions of Delaware law and the Registrant’s Bylaws.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

Exhibit
Number	Description

4.1	Geokinetics Inc. 2007 Stock Awards Plan.

5.1	Opinion of Chamberlain, Hrdlicka, White, Williams & Martin.

23.1	Consent of UHY LLP, independent accountants.

23.2	Consent of Fitts Roberts & Co., PC., independent accountants.

23.3	Consent of Chamberlain, Hrdlicka, White, Williams & Martin (contained in Exhibit 5.1 hereto).

24.1	Power of Attorney.

Item 9.    Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(A)          To include any prospectus required by Section 10(a)(3) of the Securities Act;
(B)           To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and
(C)           To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(A) and (a)(1)(B) do not apply if the Registration Statement is on Form S-3 or S-8, and the information required in a post-effective amendment is incorporated by reference from periodic reports filed by the Registrant with the Commission under the Exchange Act.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities, (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit of proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Index of Exhibits

Exhibit
Number	Description

4.1	Geokinetics Inc. 2007 Stock Awards Plan.

5.1	Opinion of Chamberlain, Hrdlicka, White, Williams & Martin.

23.1	Consent of UHY LLP, independent accountants.

23.2	Consent of Fitts Roberts & Co., PC., independent accountants.

23.3	Consent of Chamberlain, Hrdlicka, White, Williams & Martin (included in Exhibit 5.1).

24.1	Power of Attorney.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, effective July 20, 2007.

GEOKINETICS INC.

/s/ Scott A. McCurdy
Scott A. McCurdy, Vice President and
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David A. Johnson	President, Chief Executive	July 20, 2007
David A. Johnson	Officer, and Director

/s/ Scott A. McCurdy	Vice President and Chief Financial	July 20, 2007
Scott A. McCurdy	Officer

/s/ William R. Ziegler*	Director (Non-executive Chairman)	July 20, 2007
William R. Ziegler

/s/ Steven A. Webster*	Director	July 20, 2007
Steven A. Webster

/s/ Christopher M. Harte*	Director	July 20, 2007
Christopher M. Harte

/s/ Gary M. Pittman*	Director	July 20, 2007
Gary M. Pittman

/s/ Robert L. Cabes, Jr.*	Director	July 20, 2007
Robert L. Cabes, Jr.

/s/ Christopher D. Strong*	Director	July 20, 2007
Christopher D. Strong

The above directors constituting all of the Board of Directors

*By	/s/ Scott A. McCurdy
Scott A. McCurdy
(Attorney-in-fact for the persons indicated.)